Exhibit 99.1

[Gene Logic Inc. Logo]

For further information, please contact:

Gene Logic Inc.	Gene Logic Inc.
Robert G. Burrows (investors/media)	Philip L. Rohrer, Jr. (investors)
Director, Corporate Communications	Chief Financial Officer
301.987.1824	301.987.1700
Email: rburrows@genelogic.com	Email: prohrer@genelogic.com

Gene Logic Completes Acquisition of TherImmune Research Corporation

GAITHERSBURG, Md.—April 2, 2003—Gene Logic Inc. (Nasdaq: GLGC) announced today the completion of its acquisition of TherImmune Research Corporation (“TherImmune”), a privately held preclinical contract research organization (CRO), based in Gaithersburg, Maryland. TherImmune provides discovery, preclinical and early stage clinical trial drug development services to the pharmaceutical and biotechnology industry. The combined organization, with nearly 500 employees, will be headquartered in Gaithersburg, Maryland.

Total consideration paid by Gene Logic in the acquisition was approximately $52.0 million, subject to final adjustment within 60 days. Pursuant to the agreement, Gene Logic paid approximately $30.9 million in cash and issued 3,978,615 shares of common stock, with a value of approximately $21.1 million, based on Gene Logic’s closing price as determined pursuant to the agreement, of which a portion will be escrowed to satisfy potential indemnification obligations.

Commenting on the completed acquisition, Mark D. Gessler, Chairman and Chief Executive Officer, Gene Logic, said, “We have created a unique discovery and development services company, which combines our unrivaled investment in our genomic information-based BioExpress and ToxExpress products with TherImmune’s state-of-the-art preclinical and early development research services. The combined offering allows us to better assist our pharmaceutical and biotechnology customers to discover and predict the targets and compounds that are most likely to succeed in their drug research and development efforts.”

Gene Logic Overview
Gene Logic provides a broad range of genomics information and bioinformatics solutions and integrated contract research services to the pharmaceutical and biotechnology industry. Through established expertise in biosample collection, handling and processing, genomic data production, data management and software systems development, and preclinical and early stage clinical protocol design and management, the Company’s information products and research services facilitate the drug discovery and development process. For more information about Gene Logic, visit the Company’s Web site at www.genelogic.com or telephone toll-free – 1/800/GENELOGIC.

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